EXHIBIT 99.1

Contact:	Mark Hord	FOR IMMEDIATE RELEASE
	ViewPoint Financial Group, Inc.	March 3, 2011
972-578-5000, Ext. 7440
ViewPoint Financial Group, Inc. Reports Record Earnings for Fourth Quarter and Full Year 2010
PLANO, Texas, March 3, 2011— ViewPoint Financial Group, Inc. (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced financial results today for the quarter and year ended December 31, 2010. Detailed results of the year will be available in the Company’s Annual Report on Form 10-K, which will be filed today and posted on our websites, http://www.viewpointbank.com and http://www.viewpointfinancialgroup.com.
Performance Highlights
•	Record Earnings: The Company recorded net income of $6.5 million during the fourth quarter of 2010 and $17.8 million for the year ended December 31, 2010, both of which are the highest in the Company’s 58- year history.
•	Improved margin: Due to improvements in our cost of funds, the Company’s net interest margin improved to 2.98% for the quarter ended December 31, 2010, an increase of 17 basis points from the quarter ended September 30, 2010, and an increase of 21 basis points from the quarter ended December 31, 2009.
•	Continued organic growth: In 2010, deposits increased by $220.9 million, or 12.3%, to $2.02 billion at December 31, 2010, while gross loans (including $492.0 million in mortgage loans held for sale) increased by $136.0 million, or 9.3%, to $1.60 billion at December 31, 2010.
•	Strong capitalization: The Company raised gross proceeds of $198.6 million through its “second-step” conversion and stock offering, which concluded in July 2010.
•	Asset quality outperforms peers: Non-performing assets to total assets remained low at 0.69% at December 31, 2010, compared to the SNL U.S. Bank and Thrift industry index of 2.48%. Net charge-offs declined by $513,000, or 32.3%, for the quarter ended December 31, 2010, compared to the same time last year, while net charge-offs for the year ended December 31, 2010, declined by $1.8 million, or 41.5%, compared to the year ended December 31, 2009.
“2010 was the best year in the Bank’s history, with record earnings and a second step capital raise of $198.6 million,” said President and Chief Executive Officer Gary Base. “Strong organic growth also occurred in both deposits and loans.”
Results of Operations for the Quarter and Year Ended December 31, 2010
Net income for the quarter ended December 31, 2010, was $6.5 million, an increase of $4.1 million, or 174.5%, from net income of $2.4 million for the quarter ended December 31, 2009. The increase in net income was primarily driven by higher interest income, lower interest expense and a lower provision for loan losses. Our basic and diluted earnings per share for the quarter ended December 31, 2010, was $0.20 compared to $0.08 for the quarter ended December 31, 2009.
Net income for the year ended December 31, 2010, was $17.8 million, an increase of $15.1 million from net income of $2.7 million for the year ended December 31, 2009. The $15.1 million increase was partially due to an $8.1 million (net of tax, using a tax rate of 34%) impairment charge for the year ended December 31, 2009. The remaining $7.0 million increase in net income during 2010 compared to 2009 results, excluding the 2009 impairment charge, was driven by higher net interest and noninterest income, a lower provision for loan losses and lower non-interest expense. Our basic and diluted earnings per share for the year ended December 31, 2010, was $0.59 compared to $0.10 for the year ended December 31, 2009.

Net Interest Margin and Spread
The net interest margin was 2.98% for the quarter ended December 31, 2010, a 17 basis point increase from 2.81% for the quarter ended September 30, 2010, and a 21 basis point increase from 2.77% for the quarter ended December 31, 2009. The net interest spread was 2.67% for the quarter ended December 31, 2010, a 25 basis point increase from 2.42% for the quarter ended September 30, 2010, and a 22 basis point increase from 2.45% for the quarter ended December 31, 2009. During the fourth quarter of 2010, we improved our cost of deposits by adjusting the terms of certain deposit products. Effective November 1, 2010, the maximum balance that could qualify for the 4.0% annual percentage yield (APY) paid on our Absolute Checking product was reduced from $50,000 to $25,000, and the rate paid on certain money market accounts was decreased from APYs ranging from 4.50% to 5.50% to APYs ranging from 1.05% to 1.25%.
Additionally, in November 2010, we modified $91.6 million in fixed-rate FHLB advances, which reduced our cost of borrowings. These advances had a weighted average rate of 4.15% and an average term to maturity of approximately 2.6 years. They were prepaid and restructured with $91.6 million of new, lower-cost FHLB advances with a weighted average rate of 1.79% and an average term to maturity of approximately 5.0 years. The early repayment of the debt resulted in a prepayment penalty of $5.4 million, which will be amortized to interest expense in future periods as an adjustment to the cost of the new FHLB advances. The effective rate of the new advances, after accounting for the prepayment penalty, is 2.98%.
The net interest margin increased eight basis points to 2.80% for the year ended December 31, 2010, from 2.72% for the year ended December 31, 2009. The net interest rate spread increased 12 basis points to 2.49% for the year ended December 31, 2010, from 2.37% for last year. The increase in the net interest margin from the year ended December 31, 2009, to 2010 was primarily attributable to lower deposit and borrowing rates.
Financial Condition as of December 31, 2010
Total assets increased by $562.5 million, or 23.6%, to $2.94 billion at December 31, 2010, from $2.38 billion at December 31, 2009. The increase in total assets was primarily due to a $411.2 million increase in investment securities and a $150.6 million increase in mortgage loans held for sale. Asset growth was funded by a $220.9 million increase in deposits, a $174.9 million increase in shareholders’ equity as a result of our stock offering and a $148.7 million increase in FHLB advances.
Loan Portfolio and Asset Quality
Gross loans (including $492.0 million in mortgage loans held for sale) increased by $136.0 million, or 9.3%, from $1.46 billion at December 31, 2009, to $1.60 billion at December 31, 2010. Mortgage loans held for sale increased by $150.6 million, or 44.1%, from December 31, 2009, and consisted of $460.9 million of Warehouse Purchase Program loans purchased for sale under our standard loan participation agreement and $31.1 million of loans originated for sale by our mortgage banking subsidiary, ViewPoint Bankers Mortgage, Inc. (doing business as ViewPoint Mortgage) (“VPM”). VPM originated $487.7 million in one-to four-family mortgage loans during the year ended December 31, 2010, and sold $402.0 million to investors, generating a net gain on sale of loans of $13.0 million. Also, $74.3 million in VPM-originated loans were retained in our portfolio. One- to four- family mortgage loans held in our portfolio declined by $28.0 million, or 6.6%, from December 31, 2009, since paydowns and maturities exceeded new loans added to the portfolio.
Commercial real estate loans increased by $25.5 million, or 5.6%, in 2010 from December 31, 2009. For the year ended December 31, 2010, commercial real estate loans generated $32.0 million in interest income. Our commercial real estate portfolio consists almost exclusively of loans secured by existing, multi-tenanted commercial buildings. 89% of our commercial real estate loan balances are secured by properties located in Texas, a market that we do not believe has experienced the same level of economic pressure experienced in certain other geographic areas in the United States.
Our commercial non-mortgage portfolio at December 31, 2010, increased by $11.3 million, or 40.4%, compared to December 31, 2009, while consumer loans, including direct and indirect automobile loans, other secured installment loans, and unsecured lines of credit, decreased by $27.5 million, or 29.0%, in 2010 from December 31, 2009.
Our non-performing loans to total loans ratio at December 31, 2010, was 1.59%, compared to 1.04% at December 31, 2009. Non-performing loans increased by $5.9 million, from $11.7 million at December 31, 2009, to $17.6 million at December 31, 2010. The increase in non-performing loans from December 2009 to December 2010 was primarily due to the addition of four commercial real estate loans totaling $8.2 million that were placed on nonaccrual status during the year ended December 31, 2010. These four loans, two of which are troubled debt restructurings, were current at December 31, 2010.

The provision for loan losses was $5.1 million for the year ended December 31, 2010, a decrease of $2.6 million, or 33.1%, from $7.7 million for last year. This decrease was primarily due to an improvement in net charge-offs, which declined by $1.8 million during the year ended December 31, 2010, compared to last year. The average balance of our portfolio loans for the year ended December 31, 2010, (not including loans held for sale, which are not included in the allowance for loan loss calculation) decreased by $68.5 million from the year ended December 31, 2009, which may be a factor contributing to our lower charge-offs.
Our allowance for loan losses at December 31, 2010, was $14.8 million, or 1.34% of gross loans, compared to $12.3 million, or 1.10% of gross loans, at December 31, 2009. The $2.5 million, or 20.6%, increase in our allowance for loan losses was primarily due to a higher level of non-performing loans. Our allowance for loan losses to non-performing loans was 84.22% at December 31, 2010, compared to 105.44% as of December 31, 2009.
Conversion, Reorganization and Related Stock Offering
The Company was organized by ViewPoint MHC, ViewPoint Financial Group and ViewPoint Bank to facilitate the “second-step” conversion of ViewPoint Bank from the mutual holding company structure to the stock holding company structure (the “Conversion”). Upon consummation of the Conversion, which occurred on July 6, 2010, the Company became the holding company for ViewPoint Bank and now owns all of the issued and outstanding shares of ViewPoint Bank’s common stock. As part of the Conversion, shares of the Company’s common stock were issued and sold in an offering to certain depositors of ViewPoint Bank and others. Concurrent with the offering, each share of ViewPoint Financial Group’s common stock owned by public shareholders was exchanged for 1.4 shares of the Company’s common stock, with cash paid in lieu of issuing fractional shares.
The Company sold a total of 19,857,337 shares of common stock at $10.00 per share in the offering. Proceeds from the offering, net of $7.8 million in expenses, totaled $190.8 million. All share and per share information in this news release for periods prior to the Conversion has been revised to reflect the 1.4:1 conversion ratio on publicly traded shares, which resulted in a 4,287,752 increase in outstanding shares.
Conference Call
The Company will host an investor conference call to review these results on Friday, March 4, 2011, at 10 a.m. Central Time. Participants are asked to call (toll-free) 1-877-317-6789 at least five minutes prior to the call. International participants are asked to call 1-412-317-6789 and participants in Canada are asked to call (toll-free) 1-866-605-3852.
The call and corresponding presentation slides will be webcast live on the home page of the Company’s website, www.viewpointfinancialgroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #447523. This replay will be available until March 21, 2011, at 8 a.m., Central Time. The webcast will be archived on the Company’s website until September 4, 2011.
About ViewPoint Financial Group, Inc.
ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 14 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”) in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, competition, changes in management’s business strategies and other factors set forth under Risk Factors in the Company’s Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake — and specifically declines any obligation — to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

VIEWPOINT FINANCIAL GROUP, INC.
Condensed Consolidated Statements of Condition
(In thousands)

	December 31,	December 31,
	2010	2009
ASSETS
Total cash and cash equivalents	$68,650	$55,470
Securities available for sale, at fair value	717,497	484,058
Securities held to maturity	432,519	254,724
Mortgage loans held for sale	491,985	341,431
Loans, includes allowance for loan losses of $14,847 at December 31, 2010 and $12,310 at December 31, 2009	1,092,114	1,108,159
Federal Home Loan Bank stock	20,569	14,147
Bank-owned life insurance	28,501	28,117
Premises and equipment, net	48,731	50,440
Accrued interest receivable and other assets	41,429	42,958

Total assets	$2,941,995	$2,379,504

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing demand	201,998	193,581
Interest-bearing demand	438,719	268,063
Savings and money market	711,911	701,835
Time	664,922	633,186

Total deposits	2,017,550	1,796,665
Net Federal Home Loan Bank advances	461,219	312,504
Repurchase agreement and other borrowings	35,000	35,000
Accrued interest payable and other liabilities	31,637	29,653

Total liabilities	2,545,406	2,173,822

Total shareholders’ equity	396,589	205,682

Total liabilities and shareholders’ equity	$2,941,995	$2,379,504

VIEWPOINT FINANCIAL GROUP, INC.
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)
Interest and dividend income
Loans, including fees	$23,629	$21,138	$88,550	$83,802
Securities	7,649	5,773	26,365	23,436
Interest-bearing deposits in other financial institutions	58	109	402	652
Federal Home Loan Bank stock	21	6	68	16

	31,357	27,026	115,385	107,906
Interest expense
Deposits	7,181	7,962	31,015	34,366
Federal Home Loan Bank advances	2,651	3,274	11,723	14,056
Other borrowings	357	333	1,415	864

	10,189	11,569	44,153	49,286

Net interest income	21,168	15,457	71,232	58,620
Provision for loan losses	1,329	2,941	5,119	7,652

Net interest income after provision for loan losses	19,839	12,516	66,113	50,968

Net gain on sales of loans	3,524	3,757	13,041	16,591
Other non-interest income	5,162	5,071	20,423	10,608
Non-interest expense	18,927	18,226	73,146	74,537

Income before income tax expense	9,598	3,118	26,431	3,630
Income tax expense	3,108	754	8,632	960

Net income	$6,490	$2,364	$17,799	$2,670

Basic and diluted earnings per share [1]	$0.20	$0.08	$0.59	$0.10

[1]	2009 per share data has been revised to reflect the 1.4:1 conversion ratio on publicly traded shares related to the Conversion, which resulted in a 4,287,752 increase in outstanding shares.

VIEWPOINT FINANCIAL GROUP, INC.
Selected Financial Data

	(unaudited)
	Three Months Ended					Year Ended
	Dec	Sept	June	Mar	Dec	Dec	Dec
	2010	2010	2010	2010	2009	2010	2009
Share Data for Earnings per Share Calculation:[1]
Weighted average common shares outstanding	34,839,491	34,555,356	29,206,205	29,216,909	29,216,909	31,977,020	29,216,909
Less: average unallocated ESOP shares	(2,316,413)	(2,275,964)	(810,799)	(843,605)	(876,423)	(1,567,687)	(925,351)
Less: average unvested restricted shares	(218,393)	(234,074)	(309,643)	(361,362)	(364,165)	(280,348)	(409,617)

Average shares	32,304,685	32,045,318	28,085,763	28,011,942	27,976,321	30,128,985	27,881,941
Diluted average shares	32,312,993	32,045,318	28,116,397	28,033,713	27,976,833	30,131,960	27,881,941

Net income (in thousands)	$6,490	$5,408	$3,196	$2,705	$2,364	$17,799	$2,670
Earnings per share	$0.20	$0.17	$0.11	$0.10	$0.08	$0.59	$0.10

Location Data:
Number of full-service community bank offices	21	21	21	21	21	21	21
Number of in-store banking centers	2	2	2	2	2	2	2

Total community bank offices	23	23	23	23	23	23	23
Number of loan production offices	14	15	16	15	15	14	15

Performance Ratios: [2]
Return on assets	0.87%	0.76%	0.50%	0.45%	0.40%	0.66%	0.12%
Return on equity	6.37%	5.22%	5.89%	5.26%	4.64%	5.69%	1.34%
Non-interest income to operating revenues	21.69%	23.12%	22.77%	22.38%	24.62%	22.48%	20.13%
Operating expenses to average total assets	2.53%	2.63%	2.82%	2.92%	3.08%	2.71%	3.26%
Efficiency ratio [3]	63.40%	67.82%	73.14%	77.32%	75.05%	69.87%	76.01%

Capital Ratios:
Equity to total assets	13.48%	13.19%	7.70%	8.42%	8.64%	13.48%	8.64%
Risk-based capital to risk-weighted assets [4]	18.42%	19.79%	14.55%	15.28%	15.27%	18.42%	15.27%
Tier 1 capital to risk-weighted assets 4	17.61%	18.92%	13.64%	14.37%	14.39%	17.61%	14.39%

[1]
Per share data for periods prior to the Conversion (July 2010) has been revised to reflect the 1.4:1 conversion ratio on publicly traded shares, which resulted in a 4,287,752 increase in outstanding shares.

[2]	With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

[3]	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding impairment on securities.

[4]	Calculated at the ViewPoint Bank level, which is subject to capital adequacy requirements by the Office of Thrift Supervision.

VIEWPOINT FINANCIAL GROUP, INC.
Selected Financial Data, continued

	(unaudited)
	As of or For the Three Months Ended					Year Ended
	Dec	Sept	June	Mar	Dec	Dec	Dec
	2010	2010	2010	2010	2009	2010	2009
Asset Quality Data and Ratios:
Non-performing loans	$17,628	$17,549	$15,817	$8,186	$11,675	$17,628	$11,675
Non-performing assets to total assets	0.69%	0.68%	0.73%	0.45%	0.66%	0.69%	0.66%
Non-performing loans to total loans [1]	1.59%	1.57%	1.41%	0.73%	1.04%	1.59%	1.04%
Allowance for loan losses to non-performing loans	84.22%	83.14%	90.50%	157.94%	105.44%	84.22%	105.44%
Allowance for loan losses to total loans [1]	1.34%	1.31%	1.28%	1.15%	1.10%	1.34%	1.10%

Average Balances:
Loans [2]	$1,614,910	$1,571,432	$1,461,993	$1,365,166	$1,416,429	$1,504,246	$1,418,331
Securities	1,148,875	981,498	865,680	782,756	758,052	945,807	660,178
Overnight deposits	79,934	87,549	81,941	113,434	57,728	90,614	74,356

Total interest-earning assets	2,843,719	2,640,479	2,409,614	2,261,356	2,232,209	2,540,667	2,152,865
Deposits:
Interest-bearing demand	$434,147	$419,770	$356,062	$284,202	$231,829	$374,083	$163,996
Savings and money market	724,075	724,333	723,955	700,207	695,101	718,224	670,518
Time	675,830	641,021	662,117	656,973	650,009	658,988	661,231
FHLB advances and other borrowings	509,597	379,422	366,509	342,378	359,390	399,880	374,029

Total interest-bearing liabilities	$2,343,649	$2,164,546	$2,108,643	$1,983,760	$1,936,329	$2,151,175	$1,869,774

Yields:
Loans	5.85%	5.84%	5.92%	5.96%	5.97%	5.89%	5.91%
Securities	2.67%	2.89%	2.75%	2.93%	3.05%	2.79%	3.55%
Overnight deposits	0.29%	0.31%	0.63%	0.52%	0.76%	0.44%	0.88%
Total interest-earning assets	4.41%	4.56%	4.60%	4.64%	4.84%	4.54%	5.01%
Deposits:
Interest-bearing demand	2.20%	2.65%	2.47%	2.27%	2.28%	2.40%	2.04%
Savings and money market	0.90%	1.33%	1.36%	1.48%	1.56%	1.27%	1.79%
Time	1.87%	1.95%	1.95%	2.08%	2.42%	1.96%	2.87%
FHLB advances and other borrowings	2.36%	3.44%	3.68%	4.08%	4.01%	3.29%	3.99%
Total interest-bearing liabilities	1.74%	2.14%	2.14%	2.24%	2.39%	2.05%	2.64%
Net interest spread	2.67%	2.42%	2.46%	2.39%	2.45%	2.49%	2.37%
Net interest margin	2.98%	2.81%	2.73%	2.67%	2.77%	2.80%	2.72%

[1]	Total loans does not include loans held for sale.

[2]	Includes loans held for sale